Exhibit 10.1

AMENDMENT NO. 1

Dated as of August 4, 2023

to

$1,800,000,000 THIRD AMENDED AND RESTATED REVOLVING LOAN

AND LETTER OF CREDIT FACILITY AGREEMENT

Dated as of February 17, 2022

THIS AMENDMENT NO. 1 (this “Amendment”) is made as of August 4, 2023 by and among Fluor Corporation, a Delaware corporation (the “Borrower”) and BNP Paribas, as Administrative Agent (the “Administrative Agent”), under that certain $1,800,000,000 Third Amended and Restated Revolving Loan and Letter of Credit Facility Agreement, dated as of February 17, 2022, by and among the Borrower, the Lenders and the Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Credit Agreement.

WHEREAS, the Borrower requested that the requisite Lenders agree to make certain amendments to the Credit Agreement;

WHEREAS, the Borrower, the Lenders party hereto and the Administrative Agent have agreed to amend the Credit Agreement on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Lenders party hereto and the Administrative Agent hereby agree to enter into this Amendment.

1.            Amendments to the Credit Agreement. Effective as of the date of satisfaction of the conditions precedent set forth in Section 2 below, the parties hereto agree that the Credit Agreement shall be amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Credit Agreement attached as Annex A hereto.

2.            Conditions of Effectiveness. The effectiveness of this Amendment is subject to the conditions precedent that the Administrative Agent shall have received (i) counterparts of this Amendment duly executed by the Borrower, the Required Lenders and the Administrative Agent and (ii) payment and/or reimbursement of the Administrative Agent’s and its affiliates’ reasonable and documented out-of-pocket fees and expenses (including, to the extent invoiced, reasonable fees and expenses of counsel for the Administrative Agent) in connection with the Loan Documents.

3.            Representations and Warranties of the Borrower. The Borrower hereby represents and warrants as follows:

(a)          This Amendment and the Credit Agreement as modified hereby constitute legal, valid and binding obligations of the Borrower and are enforceable in accordance with their terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally, (ii) general principles of equity, regardless of whether considered in a proceeding in equity or at law and (iii) requirements of reasonableness, good faith and fair dealing.

(b)          As of the date hereof and after giving effect to the terms of this Amendment, (i) no Default has occurred and is continuing, (ii) all representations and warranties of the Borrower contained in Article IV of the Credit Agreement are true and correct in all material respects (provided that any representation or warranty that is qualified by materiality or Material Adverse Effect is true and correct in all respects), and (iii) no default or event of default under any project engineering, procurement, construction, maintenance and related activities and/or contracts of the Borrower or any of its Subsidiaries shall have occurred and be continuing which could reasonably be expected to materially and adversely affect the ability of any Borrower to perform its obligations under the Loan Documents.

4.            Reference to and Effect on the Credit Agreement.

(a)           Upon the effectiveness hereof, each reference to the Credit Agreement in the Credit Agreement or any other Loan Document shall mean and be a reference to the Credit Agreement as amended hereby.

(b)          Each Loan Document and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.

(c)          The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders, nor constitute a waiver of any provision of the Credit Agreement, the Loan Documents or any other documents, instruments and agreements executed and/or delivered in connection therewith.

(d)          This Amendment is a Loan Document under (and as defined in) the Credit Agreement.

5.            Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

6.            Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

7.            Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Amendment shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

FLUOR CORPORATION,
as the Borrower

By:	/s/ James M. Lucas
Name: James M. Lucas
Title: Senior Vice President, Tax & Treasury, and Treasurer

Signature Page to Amendment No. 1 to

$1,800,000,000 Third Amended and Restated Revolving Loan and Letter of Credit Facility Agreement

dated as of February 17, 2022

Fluor Corporation

BNP PARIBAS,
as Administrative Agent

By:	/s/ Karim Remtoula
Name: Karim Remtoula
Title: Director

By:	/s/ Valentin Detry
Name: Valentin Detry
Title: Vice President

Signature Page to Amendment No. 1 to

$1,800,000,000 Third Amended and Restated Revolving Loan and Letter of Credit Facility Agreement

dated as of February 17, 2022

Fluor Corporation

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ Mukesh Singh
Name: Mukesh Singh
Title: Director

Signature Page to Amendment No. 1 to

$1,800,000,000 Third Amended and Restated Revolving Loan and Letter of Credit Facility Agreement

dated as of February 17, 2022

Fluor Corporation

CITIBANK, N.A.,
as a Lender

By:	/s/ Jim Oleskewicz
Name: Jim Oleskewicz
Title: Vice President

Signature Page to Amendment No. 1 to

$1,800,000,000 Third Amended and Restated Revolving Loan and Letter of Credit Facility Agreement

dated as of February 17, 2022

Fluor Corporation

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Greg Strauss
Name: Greg Strauss
Title: Managing Director

Signature Page to Amendment No. 1 to

$1,800,000,000 Third Amended and Restated Revolving Loan and Letter of Credit Facility Agreement

dated as of February 17, 2022

Fluor Corporation

REGIONS BANK,
as a Lender

By:	/s/ Tyler Nissen
Name: Tyler Nissen
Title: Vice President

Signature Page to Amendment No. 1 to

$1,800,000,000 Third Amended and Restated Revolving Loan and Letter of Credit Facility Agreement

dated as of February 17, 2022

Fluor Corporation

BANK OF MONTREAL,
as a Lender

By:	/s/ John Armstrong
Name: John Armstrong
Title: Managing Director

Signature Page to Amendment No. 1 to

$1,800,000,000 Third Amended and Restated Revolving Loan and Letter of Credit Facility Agreement

dated as of February 17, 2022

Fluor Corporation

STANDARD CHARTERED BANK,
as a Lender

By:	/s/ Powell Robinson
Name: Powell Robinson
Title: Regional Head, Financial Solutions - Americas

Signature Page to Amendment No. 1 to

$1,800,000,000 Third Amended and Restated Revolving Loan and Letter of Credit Facility Agreement

dated as of February 17, 2022

Fluor Corporation

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ James Austin
Name: James Austin
Title: Senior Vice President

Signature Page to Amendment No. 1 to

$1,800,000,000 Third Amended and Restated Revolving Loan and Letter of Credit Facility Agreement

dated as of February 17, 2022

Fluor Corporation

ANNEX A

Attached

“Consolidated Subsidiary” means any Subsidiary or other entity the accounts of which, at any date, would be, in accordance with GAAP, consolidated with those of the Borrower in its consolidated financial statements as of such date.

“Control” (including the terms “Controlled by” or “under common Control with”) means the possession, direct or indirect, of the power to vote 50% or more of the securities having ordinary voting power for the election of directors of such Person or to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or by contract or otherwise.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code.

“Convertible Indebtedness” means Indebtedness of the Borrower (which may be guaranteed by the Subsidiary Guarantors) permitted to be incurred under the terms of this Agreement that is convertible into common stock of the Borrower (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common stock).

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Co-Sustainability Coordinators” means both of BNP Paribas and BofA Securities, Inc., in their capacities as Co-Sustainability Coordinators in connection with the credit facility provided under this Agreement.

“Covered Entity” means any of the following:

(i)           a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)          a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)         a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning specified in Section 8.21.

“Credit Event” means a Borrowing, the issuance, amendment, renewal or extension of a Letter of Credit, an LC Disbursement or any of the foregoing.

“Credit Party” means each of the Administrative Agent, each Issuing Lender, each Lender and their respective successors and assigns, and “Credit Parties” means all such Persons, collectively.

“Daily Simple RFR” means, for any day (an “RFR Interest Day”), an interest rate per annum equal to, for any RFR Rate Revolving Advance denominated in (i) Pounds Sterling, SONIA for the day that is five (5) RFR Business Days prior to (A) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Interest Day and (ii) Dollars, Daily Simple SOFR.

that the applicable requirements set forth in this definition have been satisfied with respect to such Acquisition, together, with reasonably detailed calculations demonstrating satisfaction of the requirements set forth in this clause (d), and (e) in the case of an Acquisition involving a Loan Party, such Loan Party is the surviving entity of any applicable merger and/or consolidation; provided that it is understood and agrees that if such Acquisition is a Limited Condition Acquisition, the conditions in clauses (a) and (d) above may be satisfied as of the date of the entering into of the definitive agreement for such Limited Condition Acquisition so long as no Specified Default shall have occurred and be continuing at the time of, or would result from, the consummation of such Limited Condition Acquisition.

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) on the Borrower’s common stock purchased by the Borrower in connection with the issuance of any Convertible Indebtedness provided that the purchase price for any Permitted Bond Hedge Transactions, less the proceeds received by the Borrower from the sale of any related Permitted Warrant Transactions, does not exceed the net proceeds received by the Borrower from the sale of Convertible Indebtedness issued in connection with the Permitted Bond Hedge Transactions.

“Permitted Cash Equivalent Investments” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing no more than one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing no more than one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; and (iii) certificates of deposit or bankers’ acceptances maturing no more than one year after such date or overnight bank deposits, in each case issued, accepted by or of any Lender, or any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia, which amounts may be withdrawn at any time without penalty, and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $10,000,000,000.

“Permitted Cover” means the provision of cover by arranging for the issuance of one or more standby letters of credit issued by a bank (excluding Letters of Credit issued pursuant to this Agreement), and on terms and conditions, in each case satisfactory to the Administrative Agent and the Issuing Lenders.

“Permitted Investments” means:

(a)          direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)          investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)          investments in certificates of deposit, banker’s acceptances and time or demand deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)          fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above at the date of such acquisition;

(e)          money market funds that, at such date of acquisition (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;

(f)           corporate debt instruments issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 3 years or less from the date of acquisition; and

(g)          investments of the Borrower or any Subsidiary that are analogous to the foregoing in any country other than the United States, which are of comparable quality and are customarily used by companies for cash management purposes in the such country.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) on the Borrower’s common stock sold by the Borrower substantially concurrently with any purchase by the Borrower of a related Permitted Bond Hedge Transaction.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by the Borrower or any Subsidiary for employees of the Borrower or any Subsidiary or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Borrower or any Subsidiary is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Pledge Subsidiary” means (i) each Domestic Subsidiary and (ii) each First Tier Foreign Subsidiary which is a Material Foreign Subsidiary.

“Pounds Sterling” means the lawful currency of the United Kingdom. “Pounds Sterling Sublimit” means $250,000,000.

“Prime Rate” means the prime commercial lending rate of interest established by BNPP in New York, New York from time to time as its prime rate (the “prime rate” means the rate of interest per annum

“Subordinated Debt” means any Debt of the Borrower or any Subsidiary the payment of which is subordinated to payment of the obligations under the Loan Documents.

“Subordinated Debt Documents” means any document, agreement or instrument evidencing any Subordinated Debt or entered into in connection with any Subordinated Debt.

“Subsidiary” of a Person, as of any date, means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person, in each case as of such date. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” means each Material Domestic Subsidiary that is a party to the Subsidiary Guaranty.

“Subsidiary Guaranty” means that certain Guaranty (including any and all supplements thereto), in form and substance reasonably acceptable to the Administrative Agent, between each Subsidiary Guarantor and the Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Supported QFC” has the meaning specified in Section 8.21.

“Sustainability Assurance Provider” has the meaning assigned to it in Section 2.26(a).

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that “Swap Agreement” shall not include (x) any phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries ~~or~~, (y) any accelerated share repurchase, share forward purchase contract or similar contract with respect to the Equity Interests of the Borrower entered into to consummate any repurchase of the Borrower’s common Equity Interests permitted hereunder or (z) any Convertible Indebtedness, Permitted Bond Hedge Transaction or Permitted Warrant Transaction.

“Swap Bank” means any Person that either (a) is a party to any Swap Agreement with the Borrower or any of its Subsidiaries at the time it (or its Affiliate) becomes a Lender (including on the Closing Date) or (b) at the time it enters into a Swap Agreement with the Borrower or any of its Subsidiaries, is a Lender or an Affiliate of a Lender, in either case in its capacity as a party to such Swap Agreement.

“Syndication Agent” means Bank of America, N.A., as Syndication Agent, in its capacity as syndication agent, and its successors in such capacity.

retains rights to acquire such joint ventures or other entities or otherwise repurchase such products or technologies;

(p)          Investments in the form of Swap Agreements permitted by Section 5.17;

(q)          Investments made pursuant to capital calls or similar obligations in respect of joint venture entities;

(r)           any other Investment (other than an Acquisition) so long as (i) no Event of Default has occurred and is continuing prior to making such Investment or would arise immediately after giving effect (including giving effect on a pro forma basis) thereto and (ii) immediately after giving effect (including giving effect on a pro forma basis) thereto, the Borrower is in compliance with the covenants in Section 5.07; ~~and~~

(s)          Investments not otherwise permitted by the foregoing clauses of this Section 5.16 in an aggregate amount at any time outstanding not to exceed $25,000,000.; and

(t)           to the extent constituting an Investment, the purchase of a Permitted Bond Hedge Transaction.

SECTION 5.17.     Swap Agreements.

The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrower or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

SECTION 5.18.     Transactions with Affiliates.

The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions on terms and conditions not materially less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from a Person that is not an Affiliate for a comparable transaction, (b) transactions between or among the Borrower and its Subsidiaries (or an entity that becomes a Subsidiary of the Borrower as a result of such transaction) (or any combination thereof), (c) the payment of customary fees to directors of the Borrower or any of its Subsidiaries, and customary compensation, reasonable out-of-pocket expense reimbursement and indemnification (including the provision of directors and officers insurance) of, and other employment agreements and arrangements, employee benefit plans and stock incentive plans paid to, future, present or past directors, officers, managers and employees of the Borrower or any of its Subsidiaries, (d) transactions undertaken in good faith for the purpose of improving the consolidated tax efficiency of the Borrower and its Subsidiaries, (e) loans, advances and other transactions to the extent permitted by the terms of this Agreement, including without limitation any Restricted Payment permitted by Section 5.19 and transactions permitted by Section 5.09(a), 5.09(b) or 5.09(c), (f) issuances of Equity Interests to Affiliates and the registration rights associated therewith, (g) transactions with Affiliates as set forth on Schedule 5.18 (together with any amendments, restatements, extensions, replacements or other modifications thereto that are not materially adverse to the interests of the Lenders in their capacities as such), (h) any license, sublicense, lease or sublease (1) in existence on the Closing Date (together with any amendments, restatements, extensions, replacements or other modifications thereto that are not materially adverse to the interests of the Lenders in their capacities as such), (2) in the ordinary course of business or (3) substantially consistent with past practices, (i) transactions with joint ventures for the purchase or sale of property or other assets and services entered into in the ordinary course of business and Investments (during any Collateral Period, only as permitted by Section 5.16) in joint ventures, and (j) any transactions or series of related transactions with respect to which the aggregate consideration paid, or fair market value of property sold or disposed of, by the Borrower and its Subsidiaries is less than $25,000,000.

SECTION 5.19.     Restricted Payments.

The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a)            the Borrower may declare and pay dividends or make other Restricted Payments with respect to its Equity Interests payable solely in additional Equity Interests;

(b)            Subsidiaries may (i) make dividends or other distributions to their respective equityholders with respect to their Equity Interests (which distributions shall be (x) made on at least a ratable basis to any such equityholders of the relevant class that are Loan Parties and (y) in the case of a Subsidiary that is not a Wholly-Owned Subsidiary, made on at least a ratable basis to any such equityholders of the relevant class that are the Borrower or a Subsidiary), (ii) make other Restricted Payments to the Borrower or any Subsidiary Guarantor (either directly or indirectly through one or more Subsidiaries that are not Loan Parties) and (iii) make any Restricted Payments that the Borrower would have otherwise been permitted to make pursuant to this Section 5.19;

(c)            the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries;

(d)            the Borrower may repurchase Equity Interests upon the exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants or with the proceeds received from the substantially concurrent issue of new Equity Interests; ~~and~~

(e)            the Borrower and its Subsidiaries may make any other Restricted Payment so long as (i) no Event of Default has occurred and is continuing prior to making such Restricted Payment or would arise immediately after giving effect (including giving effect on a pro forma basis) thereto and (ii) immediately after giving effect (including giving effect on a pro forma basis) thereto, the Borrower is in compliance with the covenants in Section 5.07.;

(f)             the Borrower may make cash payments in connection with any conversion of Convertible Indebtedness in an amount not exceeding the sum of (i) the principal amount of such Convertible Indebtedness and (ii) the amount of any payments received by the Borrower pursuant to the exercise, settlement or termination of any related Permitted Bond Hedge Transactions (or the related portion thereof);

(g)            the Borrower may make cash payments in lieu of the issuance of fractional shares in connection with the exercise or settlement of any warrants or other option or forward contract with respect to the Borrower’s capital stock or the conversion or exchange of Convertible Indebtedness or other securities convertible into or exchangeable for Equity Interests in the Borrower; and

(h)            the Borrower may (i) make payments in connection with the purchase of a Permitted Bond Hedge Transaction and (ii) may make payments in connection with the settlement, unwind or termination (in whole or in part) of any Permitted Warrant Transaction (x) by delivery of shares of the Borrower’s common stock upon net share settlement thereof or (y) by (A) set-off against amounts payable in respect of any unwind or settlement (in whole or in part) of any related Permitted Bond Hedge Transaction and (B) payment of an early termination amount or other unwind amount in respect thereof in common stock of the Borrower.

SECTION 5.20.     Restrictive Agreements.

The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Material Domestic Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets to secure the Secured Obligations (to the extent required by the Loan Documents), or (b) the ability of any Material Subsidiary (the “Subject Subsidiary”) to pay dividends or other distributions with respect to holders of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary that is a direct or indirect parent of the Subject Subsidiary; provided that (i) this Section 5.20 shall not apply to (A) restrictions and conditions imposed by law or by any Loan Document, (B) restrictions and conditions existing on the Closing Date in respect of agreements or arrangements that are in excess of $50,000,000 and identified on Schedule 5.20 and any amendment, modification, refinancing, replacement, renewal or extension thereof that does not materially expand the scope of any such restriction or condition taken as a whole, (C) restrictions and conditions imposed on any Subsidiary or asset by any agreements in existence at the time such Subsidiary became a Subsidiary or such asset was acquired and any amendment, modification, refinancing, replacement, renewal or extension thereof that does not materially expand the scope of any such restriction or condition taken as a whole; provided that such restrictions and conditions apply only to such Subsidiary or asset, (D) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale; provided that such restrictions and conditions apply only to the Subsidiary that is to be sold, (E) customary restrictions and conditions contained in any agreement relating to the disposition of any property pending the consummation of such disposition, (F) restrictions in the transfers of assets encumbered by a Lien permitted by Section 5.08, (G) restrictions or conditions set forth in any agreement governing Debt permitted by Section 5.15; provided that such restrictions and conditions are customary for such Debt as determined in the reasonable good faith judgment of the Borrower, (H) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (I) customary restrictions on cash or other deposits (including escrowed funds) or net worth imposed under contracts, (J) any other restriction or condition that will not materially impair the Borrower’s ability to make payments in respect of the Obligations when due or the ability of the Loan Parties to provide any Lien upon any of their material assets that are Collateral or required to be Collateral pursuant to the terms hereof, in the reasonable good faith judgment of the Borrower; provided that such restrictions and conditions apply only to such Subsidiary and to any Equity Interests in such Subsidiary, (ii) clause (a) of this Section 5.20 shall not apply to restrictions or conditions imposed by any agreement relating to secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Debt, (iii) clause (a) of this Section 5.20 shall not apply to customary provisions in leases and other contracts restricting the assignment thereof and (iv) this Section 5.20 shall not apply to customary restrictions and conditions with respect to joint ventures.

SECTION 5.21.     Subordinated     Debt     and     Amendments to     Subordinated     Debt      Documents.

The Borrower will not, and will not permit any Subsidiary to, directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Subordinated

(f)            any event shall occur or condition shall exist which results in the acceleration of the maturity of any Debt of the Borrower or any Subsidiary having an aggregate principal amount of at least $100,000,000 (or the Exchange Equivalent thereof); or such Debt shall be declared due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof, excluding, however, (i) prepayments of Debt required upon disposition of collateral securing such Debt so long as such Liens and dispositions are permitted hereby and (ii) any conversion of (or trigger of conversion rights with respect to) Convertible Indebtedness in accordance with its terms, whether such conversion is to be settled in common stock of the Borrower (or other securities or property following a merger event, reclassification or other change of the common stock of the Borrower), cash or a combination thereof; or, for the avoidance of doubt, such Debt shall be required to be cash collateralized prior to the stated maturity thereof as a result of any event of default with respect to such Debt (excluding cash collateralization solely as a result of currency exchange fluctuations or Defaulting Lenders); or

(g)            the Borrower or any Subsidiary shall commence a voluntary case or other proceeding seeking to adjudicate the Borrower or any Subsidiary having total assets of $100,000,000 (or the Exchange Equivalent thereof) or more as bankrupt or insolvent, seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the entry of an order for relief or the appointment of a trustee, receiver, liquidator, custodian or other similar official for it or for any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall admit in writing its inability to pay its debts generally; or

(h)            an involuntary case or other proceeding shall be commenced against the Borrower or any Subsidiary having total assets of $100,000,000 (or the Exchange Equivalent thereof) or more seeking to adjudicate it as bankrupt or insolvent, seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect, or seeking the entry of an order for relief or the appointment of a trustee, receiver, liquidator, custodian or other similar official for it or for any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of thirty (30) days; or an order for relief shall be entered against the Borrower or any Subsidiary having total assets of $100,000,000 (or the Exchange Equivalent thereof) or more under the federal bankruptcy laws as now or hereafter in effect; or

(i)            any member of the Controlled Group shall fail to pay when due an amount or amounts aggregating in excess of $100,000,000 (or the Exchange Equivalent thereof) which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA except where the failure to so pay would not (in the opinion of the Required Lenders) have a Material Adverse Effect; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in an amount that would have a Material Adverse Effect (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against any member of the Controlled Group to enforce Section 515 of ERISA and such proceeding shall not have been dismissed within thirty (30) days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or

(j)            to the extent not insured against, one or more final judgments or orders for the payment of money aggregating in excess of $100,000,000 (or the Exchange Equivalent thereof) shall be